EXHIBIT (p)2

                    NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC
                       CODE OF ETHICS PURSUANT TO RULE 17J-1

      1. The Company has adopted this Code of Ethics to govern its activities as the principal underwriter for investment companies registered under the Investment Company Act ("Funds"). In addition to this Code of Ethics, the Company's directors, officers, employees and associated persons are subject to all other applicable business conduct, ethics and confidentiality policies and procedures adopted by the Company.

      2. This Code of Ethics shall apply to all Access Persons of the Company. "Access Person" means any director or officer of the Company who in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of securities by a Fund for which the Company acts as principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to such a Fund regarding the purchase or sale of securities.

      3.    Pre-Clearance

            (a) Except as set forth below, no Access Person shall purchase or sell for his/her personal account any security without prior clearance from the Company's Chief Compliance Officer, or such other person as the Chief Compliance Officer may authorize to act on his or her behalf.

            (b)   Exceptions - Pre-clearance is not required for:

            (1)   "Large Cap" Exception.

                  Any equity security for which the issuer has a market capitalization (defined as outstanding shares multiplied by current price per share) of over $2.5 billion, and the corporation's Access Person proposes to buy or sell up to 200 shares of the security per day for his/her personal account.

            (2)   Investment Grade Fixed-Income Securities.

            (3) Purchases or sales effected in any account over which the Access Person exercises no influence or control.

            (4) Purchases or sales which are non-volitional on the part of the Access Person.

            (5) Purchases which are part of an automatic dividend reinvestment plan.

            (6) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

             (c) The Chief Compliance Officer shall prohibit non-exempt trades of securities in which a Fund for which the Company acts as principal underwriter has had or will have transactions within the previous or subsequent five days, except for (1) any transactions by such a Fund that are effected in response to directives from a computer program used to simulate the performance of a market index or (2) any transactions by such a Fund at the direction of an unaffiliated investment adviser of which the Company or its affiliates have not been notified.

      4. No Access Person shall purchase or sell securities based on confidential information acquired in the course of such person's duties with the Company where such a purchase or sale might prejudice the Company or a Fund for which the Company acts as principal underwriter.

      5. No Access Person shall seek or accept personal favors or preferential treatment from securities dealers based on such person's position with the Company or the Company's relationship with a Fund for which the Company acts as principal underwriter.

      6. No Access Person shall disclose portfolio changes of any Fund for which the Company acts as principal underwriter, either proposed or in process, to brokers, dealers or others (except those concerned with the transactions) until the changes are completed or the information becomes public through distribution of a prospectus or report.

      7. No Access Person shall attempt to influence or cause any Fund for which the Company acts as principal underwriter to purchase, sell or hold a security of an issuer in which such person owns a substantial equity interest (over 1/10 of 1% beneficial ownership).

      8. The Board of Directors of the Company, or a special committee appointed by said Board of Directors, is authorized and directed to conduct such investigations and to take such action as it deems proper under the circumstances with regard to any actual or apparent violations of the Code of Ethics. The Board of Directors of the Company or the special committee shall promptly report all violations of this Code of Ethics and actions taken with respect to such violations to the Board of Directors of the affected Fund(s), if any.

      9. For purposes of this Code of Ethics, securities do not include securities issued by the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper and shares of registered open-end investment companies.